Exhibit 10.47

Credit Agreement

Dated as of

November 22, 2024

between

Muriel Siebert & Co., LLC

and

BMO Bank N.A.

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-ii-

Exhibit A	—	Revolving Note
Exhibit B	—	Compliance Certificate
Exhibit C	—	Notice of Borrowing
Exhibit D	—	Certificate re: Eligible NSCC Margin Deposits

Schedule 6.2	—	Subsidiaries

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Credit Agreement

This Credit Agreement is entered into as of November 22, 2024 by and between Muriel Siebert & Co., LLC, a Delaware limited liability company (the “Borrower”) and BMO Bank N.A., a national banking association (the “Bank”). All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

Preliminary Statement

The Borrower has requested, and the Bank has agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. The Credits.

Section 1.1. Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a committed revolving credit (the “Revolving Credit”) to the Borrower which may be availed of by the Borrower from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the Borrower in the form of Loans, all as more fully hereinafter set forth, provided that the aggregate principal amount of Loans outstanding at any one time shall not exceed the lesser of (i) $20,000,000 (the “Commitment”, as such amount may be reduced pursuant to the terms hereof) and (ii) the Borrowing Base as then determined and computed by the Bank. During the period from and including the date hereof to but not including the Termination Date, the Borrower may use the Commitment by borrowing, repaying, and reborrowing the Loans in whole or in part, all in accordance with the terms and conditions of this Agreement. The foregoing notwithstanding, the Bank shall not be obligated to make a Loan during any calendar month if such Loan would cause the number of Zero Loan Days during such calendar month to be less than eight (8).

Section 1.2. Revolving Credit Loans. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Borrower in the form of loans (individually a “Loan” and collectively the “Loans”). Each Loan shall be in a minimum amount of $100,000. The Loans shall be made against and evidenced by a single promissory note of the Borrower in the form (with appropriate insertions) attached hereto as Exhibit A (the “Note”). The Note shall be dated the date of issuance thereof and be expressed to bear interest as set forth in Section 3 hereof. The Note, and all Loans evidenced thereby, shall mature and become due and payable in full on the Termination Date. Without regard to the principal amount of the Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrower on account of the Note shall be the sum of all Loans made hereunder less all payments of principal actually received by the Bank.

Section 1.3. Manner and Disbursement of Loans. The Borrower shall give the Bank an executed Notice of Borrowing (which notice shall be irrevocable once given) by no later than 3:00 p.m. (Chicago time) on the date the Borrower requests the Bank to make a Loan hereunder. Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan. The Borrower agrees that the Bank may rely upon any written notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation. Subject to the provisions of Section 7 hereof, the proceeds of each Loan shall be made available to the Borrower at the principal office of the Bank in Chicago, Illinois, in immediately available funds, in the case of the initial Loans made hereunder, in accordance with the terms of the written disbursement instructions of the Borrower and, in the case of each subsequent Loan, by deposit to the Borrower’s primary operating account maintained with the Bank or as otherwise agreed upon by the Borrower and the Bank.

Section 2. Interest and Change In Circumstances.

Section 2.1. Interest Rate. The outstanding principal balance of the Loans shall bear interest at the rate per annum equal to the Overnight Base Rate as in effect from time to time plus 2.50% per annum, provided that if the Loans or any part thereof is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of the Bank during the existence of any other Event of Default, the outstanding principal balance of the Loans shall bear interest, whether before or after judgment until payment in full thereof, at the rate per annum determined by adding 2.0% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the outstanding principal balance of the Loans shall be payable monthly in arrears on the last day of each month in each year (commencing on the first such date occurring after the date hereof) and at maturity of the Note, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand. Any change in the interest rate resulting from a change in the Overnight Base Rate shall be effective on the date of the relevant change in the Overnight Base Rate.

Section 2.2. Computation of Interest. All interest on the Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

 Section 2.3. Change in Capital Adequacy Requirements. If the Bank shall determine that any Change in Law has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Bank could have achieved but for such Change in Law (taking into consideration the Bank’s policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction. Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation.

Section 2.4. Lending Branch. The Bank may, at its option, elect to make, fund or maintain any portion of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect.

Section 2.5. Effect of Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notice; Standards for Decisions and Determinations. The Bank will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Bank will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.5. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.5.

(d) Benchmark Unavailability Period. During a Benchmark Unavailability Period, the component of Overnight Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Overnight Base Rate.

Section 3. Fees, Prepayments, Terminations, and Applications.

 Section 3.1. Fees. For the period from and including the date hereof to but not including the Termination Date, the Borrower shall pay to the Bank a commitment fee at the rate of one half of one percent (0.50%) per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) on the average daily unused portion of the Commitment. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date.

Section 3.2. Voluntary Prepayments. The Borrower shall have the privilege of prepaying the Loans in whole or in part (but, if in part, then in an amount not less than $100,000), at any time upon prior notice to the Bank (such notice if received subsequent to 3:00 p.m. (Chicago time) on a given day to be treated as though received at the opening of business on the next Business Day) by paying to the Bank the principal amount to be prepaid and if such a prepayment prepays the Note in full and is accompanied by the termination of the Commitment in whole, accrued interest thereon to the date of prepayment.

 Section 3.3. Mandatory Prepayments. (a) The Borrower shall, on each date the Commitments are reduced pursuant to Section 3.4, prepay the Loans necessary to reduce the sum of the aggregate principal amount of Loans then outstanding to the amount to which the Commitments have been so reduced.

(b) The Borrower covenants and agrees that if at any time the sum of the principal amount of the Loans then outstanding shall be in excess of the Borrowing Base as then determined and computed, the Borrower shall immediately and without notice or demand pay over the amount of the excess to the Bank as and for a mandatory prepayment on such Obligations.

 (c) Without limiting the Borrower’s obligation to repay the Obligations in clause (a), (b) or any of the following:

(i) The Borrower shall, not later than 5:00 p.m. (Chicago time) on the fifth (5th) day after any Loan is advanced, and without notice or demand pay over the full amount of such Loan to the Bank as and for a mandatory prepayment on the Obligations.

(ii) As soon as practicable but in any event no later than 11:00 a.m. (Chicago time) on the Business Day following the date that any NSCC Margin Deposit is returned to the Borrower, the Borrower shall without notice or demand, prepay the outstanding Obligations in an amount equal to 100% of such returned NSCC Margin Deposits.

(iii) On any Business Day in a calendar month (other than the last Business Day in a calendar month), if (i) the sum of (x) the number of Business Days remaining in such calendar month (not including such Business Day) plus (y) the number of Zero Loan Days occurring in such calendar month on or prior to such Business Day is less than (ii) eight (8), then the Borrower shall not later than 5:00 p.m. (Chicago time) on such Business Day, without notice or demand, prepay over the full amount of all outstanding Loans to the Bank as and for a mandatory prepayment on the Obligations.

Section 3.4. Terminations.  The Borrower shall have the right, at any time and from time to time, upon five (5) Business Days prior notice to the Bank, to terminate without premium or penalty and in whole or in part (but if in part, then in an amount not less than $1,000,000) the Commitment, provided that the Commitment may not be reduced to an amount less than the aggregate principal amount of the Loans then outstanding. Any termination of the Commitment pursuant to this Section may not be reinstated.

Section 3.5. Place and Application of Payments. All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to the Bank at its office at 320 South Canal Street, Chicago, Illinois (or at such other place as the Bank may specify) no later than 3:00 p.m. (Chicago time) on the date any such payment is due and payable. Payments received by the Bank after 3:00 p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Bank). The Borrower hereby irrevocably authorizes the Bank to (a) charge from time to time any of the Borrower’s deposit accounts with the Bank (other than the Reserve Account) and/or (b) make Loans from time to time hereunder (and any such Loan may be made by the Bank hereunder without regard to the provisions of Section 7 hereof), in each case for payment of any Obligation then due and payable (whether such Obligation is for interest then due on a Loan, or otherwise); provided that the Bank shall not be under any obligation to charge any such deposit account or make any such Loan under this Section, and the Bank shall incur no liability to the Borrower or any other Person for its failure to do so.

Section 3.6. Notations. All Loans made against the Note shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon.

Section 4. Collateral.

Section 4.1. The Collateral. The Borrower hereby grants to the Bank a continuing first priority security interest in, and Lien on, the Borrower’s right, title and interest in all of the Collateral, whether now owned or held or hereafter arising or acquired, to secure the payment of all Obligations.

Section 4.2. Delivery of Collateral; Provision of Collateral Documentation. The Bank shall have the right, whether before or after the occurrence of any Event of Default hereunder, to notify any third party holding any of the Collateral of the pledge thereof hereunder and direct delivery thereof to the Bank and may take such steps with respect to any Collateral to ensure that the Lien of the Bank is fully perfected and protected in compliance with the UCC and applicable Federal rules and regulations. The Bank may request and Borrower shall use reasonable efforts to provide to Bank or its representatives certain information or books and records relating to the Collateral.

Section 4.3. Settlement Account. (i) The Borrower hereby agrees that during any period when it may itself make withdrawals, transfers or other dispositions of funds in the Settlement Account it shall do so only (A) to the extent that immediately after such withdrawal, transfer or other disposition, the sum of (x) the aggregate amount of cash in the Settlement Account (other than with respect to amounts on deposit therein that can fairly be identified by the Borrower as being attributable to the Settlement Bank Obligations) plus (y) an amount equal to 80% of the Eligible NSCC Margin Deposits is at least equal to the aggregate principal amount of Loans outstanding at such time or (B) to make payments on account of the Obligations. On or prior to the date of this Agreement, the Borrower shall direct NSCC to return any NSCC Margin Deposits to be returned to the Borrower to the Settlement Account. The Borrower shall cause such direction to be in full force and effect at all times until all the Obligations have been fully paid and performed and the Commitment has been terminated.

 (ii) The Borrower agrees that the Settlement Account shall be at all times subject to the “control” (within the meaning of Section 9-104 of the UCC) of and held by the Bank as the depositary bank during the term of this Agreement, provided that unless an Event of Default has occurred and is continuing, the Borrower shall have the right to transfer or otherwise dispose of any funds in the Settlement Account. The Settlement Account shall be deemed to be a “deposit account” (within the meaning of Section 9-102(a)(29) of the UCC). For the purposes of this Agreement and Section 9-304 of the UCC, the Bank’s jurisdiction shall be deemed to be the State of Illinois.

Section 4.4. Further Acts. The Borrower hereby appoints the Bank, its nominee, and any other person whom the Bank may designate, as the Borrower’s attorney-in-fact, with full power, after the occurrence and during the continuation of any Event of Default, to liquidate the Collateral or any part thereof prior to its stated maturity, if any, without thereby incurring any liability whatsoever to the Borrower and, in the name of the Borrower or in the Bank’s own name or both, to demand, collect, withdraw, receipt for or sue for all amounts due or to become due and payable in respect of the Collateral, to execute any withdrawal receipts respecting the Collateral, to endorse the name of the Borrower on any and all commercial paper given in payment thereof, and to take any other action, including, without limitation, transfer any certificate evidencing the Collateral into the Bank’s own name or the name of its nominee, which the Bank deems necessary or appropriate to preserve or protect its interest in the Collateral. The Borrower hereby ratifies and approves all acts of any such attorney and agrees that neither the Bank nor any such attorney will be liable for any acts or omissions nor for any error of judgment or mistake of fact or law other than such person’s gross negligence or willful misconduct. The foregoing power of attorney, being coupled with an interest, is irrevocable until the Obligations have been fully paid and satisfied and the commitment to extend additional credit to the Borrower has terminated.

Section 5. Definitions; Interpretation.

Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

“Adequate Assurance Deposit” means an NSCC deposit requirement, in excess of ordinary course NSCC deposit requirements or resulting from a market-driven event that effects similarly situated Persons to the extent that the Borrower is not required to deposit additional funds that are disproportionate to the amounts required by such Persons, pursuant to NSCC Rule 15, section 2(b).

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, or restated from time to time in accordance with the terms hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any Subsidiary from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower or any Subsidiary related to terrorism financing or money laundering, including any applicable provision of the Patriot Act.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Bank, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Bank.

“Bank” is defined in the introductory paragraph hereof.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.5.

“Benchmark Replacement” means, either of the following to the extent selected by Administrative Agent in its sole discretion,

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or not to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or do not, or as a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.5 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.5.

“Borrower” is defined in the introductory paragraph hereof.

“Borrowing Base” means, as of any time it is to be determined, the sum of

(i) 100% of an amount equal to the difference of (A) the requested withdrawals of customers’ cash from the Reserve Account, less (B) cash received by the Borrower that is required to be deposited into the Reserve Account, in each case from the last computation date of the value of the Reserve Account through the date of determination; plus

(ii) an amount equal to 80% of the excess, if any, of the Eligible NSCC Margin Deposits of the Borrower at such time over the Eligible NSCC Margin Deposits of the Borrower in effect as at the close of business on the day in the prior calendar month (or if the certificate for such prior calendar month with respect to the Borrower’s Eligible NSCC Margin Deposit has not been delivered pursuant to Section 8.5 hereof, the preceding calendar month) that was the day having the 10th lowest Eligible NSCC Margin Deposits of the Borrower during such calendar month; provided, that the Borrowing Base (after giving effect to the advance rate) shall not, at any time, exceed the amount of the Eligible NSCC Margin Deposits of the Borrower at such time.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois or, with respect to calculating Term SOFR, any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; (e) any investment fund registered with the SEC that is regulated as a “money market fund” as defined in Rule 2a-7 under the Investment Company Act of 1940, as amended; and (f) any offshore money market fund or similar investment vehicle rated “MR1+” by Moody’s or “AAA” by S&P.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 35.0% or more of the outstanding capital stock or other equity interests of the Parent on a fully-diluted basis, (b) the failure of the Parent to own all of the issued and outstanding capital stock and other equity interests of the Borrower, (c) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower or the Parent on the date hereof (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the on date hereof or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower or the Parent, as applicable, or (d) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness of the Parent or the Borrower shall occur.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all of the Borrower’s right, title and interest in (i) the right to the return from NSCC of NSCC Margin Deposits pursuant to the terms of the rules and procedures of the NSCC in effect from time to time, (ii) the Settlement Account, all balances in the Settlement Account, and all income, distributions, and sums distributable or payable from, upon, or in respect of the foregoing, and (iii) any and all proceeds thereof (including cash and non-cash proceeds and all income payable on any of the foregoing items (i), (ii) or (iii), whether now owned or held or hereafter owned or acquired. For the avoidance of doubt, “Collateral” shall not include any Reserve Account or any balances in any Reserve Account.

“Commitment” is defined in Section 1.1 hereof.

“Conforming Changes” means with respect to either the use of administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Overnight Base Rate” or the definition of “Business Day”), the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Bank decides in consultation with the Borrower may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides in consultation with the Borrower that adoption of any portion of such market practice is not administratively feasible or if the Bank in consultation with the Borrower determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Bank in consultation with the Borrower decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Daily Simple SOFR” mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its reasonable discretion.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Designated Examining Authority” means the national securities exchange or national securities association that has been designated as the Borrower’s “Examining Authority”, as defined in Rule 15c3-1(c)(12) of the SEC.

“Designated Self-Regulatory Organization” shall have the meaning assigned to such term in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended.

“Designated Jurisdiction” means, at any time, any country, region or territory which is itself the subject or target of any Sanctions.

“DTC” means The Depository Trust Company and its successors and assigns.

“Eligible NSCC Margin Deposits” means those NSCC Margin Deposits of the Borrower, excluding such portions of NSCC Margin Deposits that (a) relate to losses incurred by the Borrower for its own account or the account of any of its Subsidiaries or (b) as reasonably determined by the Borrower, acting in good faith, are subject to any counterclaim, deduction, defense, setoff or similar rights by NSCC or DTC other than to the extent constituting or arising out of the obligations for which such deposit was delivered (but only to the extent of any such counterclaim, deduction, defense, setoff or similar rights); provided, however, that the value of Eligible NSCC Margin Deposits shall not at any time exceed the NSCC Deposit Requirements applicable to the Borrower at such time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of section 414(b) or (c) of the Code (and sections 414(m) and (o) of the Code for purposes of provisions relating to section 412 of the Code and section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate under, or the treatment of a Plan amendment as a termination under, Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the determination that any Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Excess Net Capital” means, as of any date the same is to be determined, the Borrower’s net capital as shown on line 3910 of the Borrower’s most recent FOCUS Part 2 report.

“Floor” mean the rate per annum of interest equal to 0.00%.

“FRB” mean the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, and (f) all net obligations of such Person under any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement.

“Legal Requirement” means any treaty, convention, statute, law, common law, rule, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lien” means any mortgage, lien, security interest, pledge, charge, or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Liquidity Ratio” means, at any time the same is to be determined, the ratio of (a) the sum of the (i) value of unencumbered marketable securities (determined after taking into account prudent and customary financing haircuts as reasonably determined by the Bank) of the Borrower (exclusive of any securities on deposit in a Customer Reserve Bank Account or a PAB Reserve Bank Account, as those terms are defined in Exchange Act rule 15c3-3), plus (ii) unencumbered cash held by the Borrower (exclusive of any cash on deposit in a Customer Reserve Bank Account or a PAB Reserve Bank Account, as those terms are defined in Exchange Act rule 15c3-3 unless such cash on deposit is available to satisfy any obligation of the Borrower), plus (iii) Eligible NSCC Margin Deposits (solely to the extent of the lesser of (x) the amount, if any, by which the Borrowing Base at such time exceeds the aggregate outstanding amount of Loans and (y) an amount equal to the Commitment, minus the aggregate outstanding amount of Loans), to (b) the aggregate outstanding principal amount of unsecured Indebtedness of the Borrower at such time (other than the Loans and Subordinated Debt, and exclusive of any credit balances carried for the account of any customer, broker or dealer).

“Loan” and “Loans” each is defined in Section 1.2 hereof.

“Loan Documents” means this Agreement, the Note, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of the Parent or the Borrower, (b) a material impairment of the ability of the Parent or the Borrower to perform its obligations under any Loan Document, or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Parent or the Borrower of any Loan Document or the rights and remedies of the Bank thereunder or (ii) the perfection or priority of any Lien granted under any Loan Document.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Note” is defined in Section 1.2 hereof.

“Notice of Borrowing” means that certain Notice of Borrowing in the form of Exhibit C attached hereto.

“NSCC” means the National Securities Clearing Corporation.

“NSCC Deposit Requirements” means the NSCC Margin Deposit required of Borrower by NSCC, as such requirements may be amended, supplemented or otherwise modified from time to time.

“NSCC Margin Deposits” means all deposits, collateral, capital accounts and funds provided by the Borrower to NSCC as an NSCC participant.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held, or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Organizational Documents” means the certificate of organization, limited liability company agreement, operating agreement, or such other agreement under which a Person is organized, as each of the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Overnight Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) Term SOFR for such day plus 0.11448%, (b) the Target Rate for such day and (c) 0.25%.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)).

“Parent” means Siebert Financial Corp., a New York corporation.

“Parent Guaranty” means that certain Guaranty dated as of the Closing Date from the Parent in favor of the Bank.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, and any sections of the Code or ERISA related thereto that are enacted after the date of this Agreement.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Regulatory Authority” means each Designated Examining Authority, Self-Regulatory Organization, the SEC and all other examining and regulating authorities with jurisdiction over the Borrower.

“Relevant Governmental Body” mean the FRB and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB and/or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reporting Service” means ISDI-Interactive Data or, to the extent pricing and other market data is not available, any other independent pricing service selected by the Bank in accordance with its ordinary and customary business practices.

“Reserve Account” means one or more bank accounts of the Borrower specified as a “Special Reserve Bank Account for the Exclusive Benefit of Customers” or “Special Reserve Bank Account for Broker Dealers” in accordance with Rule 15c3-3 of the SEC.

“Responsible Officer” means the Borrower’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or any other officer of the Borrower acceptable to the Bank.

“Revolving Credit” is defined in Section 1.1 hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including the OFAC SDN List), the United States Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (b) any Person located, organized or resident in a Designated Jurisdiction or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) or (b) above.

“Sanctions” means all economic or financial sanctions, sectoral sanctions, secondary sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government (including those administered by OFAC or the United States Department of State), or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority with jurisdiction over any Loan Party or any of their respective Subsidiaries or Affiliates.

“SEC” means the Securities and Exchange Commission.

“Settlement Account” means that certain account of the Borrower (account number 372-583-5) maintained with the Bank together with any account established in connection with any extension, renewal or substitution thereof, in each case as such Settlement Account may be renumbered or re-titled from time to time.

“Settlement Bank Obligations” means obligations of the Borrower owing to the Bank solely in connection with the settlement of securities.

“SIPC” means the Securities Investor Protection Corporation established pursuant to SIPA, or any other corporation that succeeds to the functions thereof.

“SOFR” mean a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York) or a successor administrator of the secured overnight financing rate).

“Subordinated Debt” means Indebtedness which (i) qualifies as the Borrower’s regulatory capital calculated in accordance with Exchange Act Rule 15c3-1, (ii) is unsecured, and (iii) is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions reasonably acceptable to the Bank (which shall include the subordination provisions required pursuant to Appendix D to the Exchange Act Rule 15c3-1).

“Subsidiary” means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Borrower, by one or more of its Subsidiaries, or by the Borrower and one or more of its Subsidiaries.

“Target Rate” means, for any day, the rate per annum equal to the Federal Funds Target Range – Upper Limit as announced by the Federal Open Market Committee of the Federal Reserve Board on such day; provided that in no event shall Target Rate be less than 0.00%.

“Term SOFR” means the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Term SOFR Determination Day”) that is two (2) Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day, the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for a tenor of one month as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Day; provided, if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” mean the forward-looking term rate based on SOFR.

“Termination Date” means the earliest to occur of: (i) November 21, 2025, (ii) the date upon which a Termination Event occurs, or (iii) the date upon which the Commitment is terminated in whole pursuant to Section 3.4, 9.2, or 9.3 hereof.

“Termination Event” means the occurrence of any of the following:

 (a) the NSCC requires the Borrower to make an Adequate Assurance Deposit or any other clearinghouse imposes a similar requirement on the Borrower;

 (b) one or more Regulatory Authorities imposes fines, levies, or other monetary penalties (including the disgorgement of profits) against the Borrower in excess of $1,000,000 individually or in the aggregate;

 (c) any Regulatory Authority requires that a material portion of the Borrower’s business be suspended or otherwise prohibited from operating for a period of five (5) or more Business Days, including, as applicable, the suspension, revocation or termination of the Borrower as a broker-dealer with the SEC or as a member of a Regulatory Authority;

 (d)  the Borrower enters into a settlement with any Person (including any Regulatory Authority), and the Borrower is obligated to pay an amount in excess of $5,000,000 as part of such settlement;

 (e) one or more Regulatory Authorities imposes a fine, levy or other monetary penalty against the Borrower’s then current Chief Executive Officer, Chief Financial Officer or Chief Compliance Officer in excess of $500,000 individually or in the aggregate;

 (f) the Borrower’s then current Chief Executive Officer, Chief Financial Officer or Chief Compliance Officer enters into a settlement with any Person (including any Regulatory Authority), and such Chief Executive Officer, Chief Financial Officer or Chief Compliance Officer is obligated to pay an amount in excess of $1,000,000 as part of such settlement; or

 (g) the Borrower’s then current Chief Executive Officer, Chief Financial Officer or Chief Compliance is suspended in any capacity for any reason for a period of five (5) or more Business Days or expelled by a Regulatory Authority.

“Threshold Amount” means $3,000,000.

“Total Assets to Total Regulatory Capital Ratio” means, at any time the same is to be determined, the ratio of (i) an amount equal to (a) total assets of the Borrower determined in accordance with GAAP, minus (b) cash segregated in compliance with applicable law, rules, or regulations, minus (c) matched repurchase agreements and securities lending trades to (ii) the Borrower’s Total Regulatory Capital determined on a non-consolidated basis, in each case at such time.

“Total Regulatory Capital” means, as of any date the same is to be determined with respect to the Borrower, the Borrower’s Total Regulatory Capital as shown on line 3530 of the Borrower’s most recent FOCUS Part 2 report.

“Unadjusted Benchmark Replacement” mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Uniform Commercial Code” means the Uniform Commercial Code of the State of New York as in effect from time to time.

“Wholly-Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

“Zero Loan Day” means, at any time, a Business Day in which no principal amount of the Loans is outstanding.

Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

 Section 5.3. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division (whether under Delaware law or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 6. Representations and Warranties.

The Borrower represents and warrants to the Bank as follows:

Section 6.1. Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a limited liability company under the laws of the State of organization, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 6.2. Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so could reasonably be expected to have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or a Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3. Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Note in evidence thereof, to grant to the Bank the Liens described herein, and to perform all of its obligations hereunder and under the other Loan Documents. The Loan Documents delivered by the Borrower have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower enforceable against them in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any provision of the Borrower’s Organizational Documents or any covenant, indenture or agreement of or affecting the Borrower or any of its Property, or (b) result in the creation or imposition of any Lien on any Property of the Borrower.

Section 6.4 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely to finance NSCC Deposit Requirements (other than an Adequate Assurance Deposit) and withdrawals from a Reserve Account.

Section 6.5. Financial Reports. The balance sheet of the Borrower as at December 31, 2023, and the related statements of income, retained earnings, and cash flows of the Borrower for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Baker Tilley, independent public accountants, and a FOCUS Part 2 of the Borrower as at June 30, 2024, and the related statements of income, retained earnings, and cash flows of the Borrower for the six (6) months then ended, heretofore furnished to the Bank, fairly present the financial condition of the Borrower as at said dates and the results of its operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. The Borrower does not have any contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6. No Material Adverse Change. Since December 31, 2023, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole except those occurring in the ordinary course of business, none of which individually or in the aggregate could be expected to have a Material Adverse Effect.

Section 6.7. Full Disclosure. The statements and information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Bank acknowledging that as to any projections furnished to the Bank, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.

Section 6.8. Trademarks, Franchises, and Licenses. The Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their business as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9. Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.

Section 6.10. Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Bank (except for sales of assets by the Borrower and its Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11. Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which, if adversely determined could reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and its Subsidiaries have been made for all open years, and for the current fiscal period.

Section 6.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14. Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15. Investment Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

 Section 6.16. ERISA. Each Plan is in material compliance with the applicable provisions of ERISA, the Code and other federal or state laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

 (b) There are no pending or, to the best knowledge of the Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

 (c) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Plan that, either individually or in the aggregate, could result in material liability.

 (d)(i)  The present value of all accrued benefits under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, and (ii) as of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.

Section 6.17. Compliance with Laws; Anti-Corruption Laws; OFAC. (a) The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990), where any such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) None of the Borrower, any of its Subsidiaries, any director, officer or employee of the Borrower or any of its Subsidiaries, nor, to the knowledge of the Borrower, any agent or representative of the Borrower or any of its Subsidiaries, is a Sanctioned Person or currently the subject or target of any Sanctions.

(c) The Borrower, its Subsidiaries, each of the Borrower’s and its Subsidiaries’ respective directors, officers and employees, and, to the knowledge of the Borrower, each of the Borrower’s and its Subsidiaries’ respective agents and representatives, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(d) The Borrower and its Subsidiaries have instituted and maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries, and the Borrower’s and its Subsidiaries’ respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 6.18. Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Subsidiary or any of their Property, which default if uncured could be expected to have a Material Adverse Effect.

Section 6.19. Solvency. The Borrower is solvent, able to pay its debts as they become due, and has sufficient capital to carry on its business and all businesses in which it is about to engage.

Section 6.20. No Default; Termination Event. No Default or Event of Default has occurred and is continuing. No Termination Event has occurred.

Section 6.21. Registration, Regulation U. The Borrower has been duly registered with the SEC as a registered broker dealer. The Borrower is an “exempted borrower” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. The Borrower is excluded as a “Legal Entity Customer” for purposes of the beneficial ownership rule under 31 CFR 1010.230.

Section 6.22.  Regulatory Approvals. All regulatory approvals necessary for the execution and delivery by the Borrower of this Agreement and the other Loan Documents have been obtained and are in full force and effect.

Section 6.23. SIPC Assessments. The Borrower is not in arrears with respect to any assessment made upon it by the SIPC.

Section 6.24. Designated Examining Authority. Financial Industry Regulatory Authority (“FINRA”) has been designated as the Designated Examining Authority for the Borrower, and the Borrower’s Designated Self-Regulatory Organizations are FINRA, NASDAQ and the New York Stock Exchange.

 Section 6.25. Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby indemnifies the Bank against, and agrees that it will hold the Bank harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 7. Conditions Precedent.

The obligation of the Bank to make any extension of credit under this Agreement is subject to the following conditions precedent:

Section 7.1. All Advances. As of the time of the making of each extension of credit (including the initial extension of credit) hereunder:

(a) each of the representations and warranties set forth in Section 6 hereof and in the other Loan Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such extension of credit;

(c) no Termination Event has occurred;

(d) after giving effect to such extension of credit the aggregate principal amount of all Loans outstanding under this Agreement shall not exceed the lesser of (i) the Commitment and (ii)  the Borrowing Base;

(e) the Bank shall have received a Notice of Borrowing;

(f) after giving effect to such extension of credit, the number of Zero Loan Days during the current calendar month shall not be less than eight (8); and

(g) such extension of credit shall not violate any order, judgment, or decree of any court or other authority or any provision of law or regulation applicable to the Bank as then in effect.

The Borrower’s request for any extension of credit hereunder shall constitute its warranty as to the facts specified in subsections (a) through (d), both inclusive, above.

Section 7.2. Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:

(a) the Bank shall have received the following (and, with respect to all documents, each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

(i) this Agreement;

(ii) the Note;

(iii) the Parent Guaranty;

(iv) copies (executed or certified as may be appropriate) of resolutions of the board of directors or other governing body of the Borrower and the Parent authorizing the execution, delivery, and performance of the Loan Documents;

(v) a certificate from the secretary or other officer of the Borrower and the Parent certifying and attaching the Organizational Documents of the Borrower and the Parent and incumbency certificate with respect to the Authorized Representatives of the Borrower and the Parent, and such Organizational Documents and incumbency certificate are in full force and effect;

(vi) (A) audited financial statements of the Borrower (including balance sheets and statements of income) for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021 together with a Focus‑Part 2 of the Borrower for such fiscal years and unaudited financial statements of the Borrower (including balance sheets and statements of income) for the fiscal quarters ended June 30, 2024, and March 31, 2024 together with a Focus‑Part 2 of the Borrower for such fiscal quarters;

(vii) good standing certificates for the Borrower and the Parent, dated as of a date no earlier than 30 days prior to the date hereof, from the appropriate governmental offices in the state of organization of the Borrower and the Parent, as applicable;

(viii) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including without limitation the USA PATRIOT Act; and the Bank shall have received a fully-executed Internal Revenue Service Form W-9 for the Borrower; and

(b) the Bank shall have received such valuations and certifications as it may require in order to satisfy itself as to the value of the Collateral, the financial condition of the Borrower and the Parent, and the lack of material contingent liabilities of the Borrower and the Parent;

(c) legal matters incident to the execution and delivery of the Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Bank and its counsel and the Bank shall have received the favorable written opinion of counsel for the Borrower and the Parent in form and substance satisfactory to the Bank and its counsel;

(d) the Bank shall have received financing statement, tax and judgment lien search results against the Property of the Borrower and the Parent evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;

(e) the Bank shall have received copies of all documents evidencing preferred equity and Subordinated Debt of the Borrower, which such documents shall be in form and substance satisfactory to the Bank;

(f) since December 31, 2023, no material adverse change in the business, condition (financial or otherwise), operations, performance, Properties or prospects of the Borrower and the Parent shall have occurred;

(g) the Bank shall have received an upfront fee equal to 0.20% of the Commitment in effect on the Closing Date;

(h) the Bank shall have received all filings and recordations that are necessary to perfect the security interest of the Bank in the Collateral;

(i) the Bank shall have received evidence satisfactory to it that the Borrower has directed NSCC to return NSCC Margin Deposits to the Borrower by deposit into the Settlement Account; and

(j) the Bank shall have received such other agreements, instruments, documents, certificates and opinions as the Bank may reasonably request.

Section 8. Covenants.

The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

Section 8.1. Maintenance of Business. The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence. The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 8.2. Maintenance of Properties. The Borrower shall maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted); shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained; and shall cause each Subsidiary to do so in respect of Property owned or used by it.

Section 8.3. Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4. Insurance. The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall, upon request of the Bank, furnish to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5. Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Borrower and its Subsidiaries as the Bank may reasonably request; and without any request, shall furnish to the Bank:

(a) as soon as available, and in any event within 45 days after the last day of each fiscal quarter of the Borrower, a copy of financial statements and reports of the Borrower, including a calculation of the Borrower’s Net Capital, for each such quarterly accounting period consisting of a balance sheet and a profit and loss statement of the Borrower in the form of Focus-Part 2 prepared by the Borrower as of the end of and for such fiscal quarter in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments) and certified by any Responsible Officer;

(b) as soon as available, and in any event within 90 days after the last day of each fiscal year of the Borrower, copies of the consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such period and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for such period, and accompanying notes thereto, accompanied by an unqualified opinion thereon of a firm of independent public accountants of recognized standing, selected by the Borrower and reasonably satisfactory to the Bank, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) as soon as available, and in any event within 45 days after the last day of each fiscal quarter of the Borrower, the Borrower shall deliver to the Bank a written certificate (a “Compliance Certificate”) in the form attached hereto as Exhibit B signed by any Responsible Officer, or such other officer of the Borrower satisfactory to the Bank;

(d) as soon as available, and in any event within five (5) days after the close of each fiscal month, a certificate in the form of Exhibit D attached hereto signed by any Responsible Officer indicating the Eligible NSCC Margin Deposits of the Borrower in effect for each Business Day in the most recently ended fiscal month;

(e) as soon as available, any additional written reports or management letters concerning significant aspects of the Borrower’s affairs given to its board of directors (or other governing body) by its independent public accountants in connection with the audit of the Borrower

(f) promptly after knowledge thereof shall have come to the attention of any Responsible Officer, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Parent, the Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any Material Adverse Effect, (iii) any ERISA Event, (iv) the occurrence of any Default or Event of Default, or (v) the occurrence of a Termination Event;

(g) notice of any Change of Control;

(h) promptly after receipt thereof, and in any event within five (5) Business Days after receipt thereof, a copy of each annual FINRA or SEC examination of the Borrower or any Subsidiary, or other audits or examinations that are conducted by regulatory agencies which note noncompliance that would reasonably be expected to have a Material Adverse Effect; and

(i) promptly after it is filed with the SEC, and in any event within five (5) Business Days after sending or filing thereof, copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed publicly by the Parent, the Borrower or any Subsidiary with any securities exchange or the SEC.

Section 8.6. Inspection. The Borrower shall, and shall cause each Subsidiary to, permit the Bank and its duly authorized representatives and agents to visit and inspect any of the Properties, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, its officers, employees, and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Bank the finances and affairs of the Borrower and of each Subsidiary) at such reasonable times and reasonable intervals as the Bank may designate; provided that, excluding any inspections during the continuation of an Event of Default, the Bank shall provide reasonable prior notice of its exercise of such inspection rights and shall not exercise such inspection rights more often than once during any calendar year.

Section 8.7. Borrowings and Guaranties. The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create, or have outstanding any Indebtedness, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety, or otherwise for any debt, obligation, or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, to supply funds thereto or to invest therein, or to otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations of the Borrower owing to the Bank under the Loan Documents, and any other Indebtedness, obligations and liabilities owing by the Borrower to the Bank from time to time;

(b) purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries (including any refinancings thereof) in an amount not to exceed $3,000,000 in the aggregate at any one time outstanding;

(c) Indebtedness in connection with the financing of securities and other financial instruments bought or sold in the normal day to day conduct of the Borrower’s or Subsidiary’s business, including but not limited to any margin facility or other margin-related Indebtedness incurred to finance such securities or instruments;

(d) Subordinated Debt of the Borrower so long as (i) the Borrower is in compliance with the covenants set forth in Section 8.20 immediately before and after giving effect to the incurrence of such Indebtedness, and (ii) no Default or Event of Default has occurred or would result therefrom;

(e) guarantees in favor of clearing agencies, clearing firms, settlement banks and similar entities (acting in their capacities as such) involved in the clearance and settlement of transactions in, and custody of, financial assets;

(f) Indebtedness constituting credit balances in accounts carried by the Borrower;

(g) liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements designed to hedge against the Borrower’s or any Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred not for speculative purposes;

(h) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or consistent with past practice or industry practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(i) Indebtedness of the Borrower and its Subsidiaries constituting overdrafts of deposit accounts so long as (i) no Default or Event of Default has occurred and is continuing or would occur as a result of the incurrence of such Indebtedness, and (ii) such Indebtedness is repaid (or deemed repaid) the next Business Day; and

(j) other Indebtedness of the Borrower and its Subsidiaries not otherwise permitted hereunder so long as (i) the amount of such Indebtedness does not exceed $3,000,000 in the aggregate at any one time, and (ii) no Default or Event of Default has occurred and is continuing or would occur as a result of the incurrence of such Indebtedness.

Section 8.8. Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation is not overdue or is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of the Threshold Amount at any one time outstanding;

(d) Liens on Property of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e) any interest or title of a lessor under any operating lease, including any Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of such operating lease;

(f) required deposits maintained with commodity or securities exchanges or their associated clearing corporations in the ordinary course of the business of the the Borrower or any Subsidiary, and Liens in favor of a clearinghouse encumbering such deposits and similar Liens attaching to brokerage and securities accounts (and the personal property assets therein) incurred in the ordinary course of business and not for speculative purposes;

(g) Liens granted in favor of the Bank or any of its Affiliates;

(h) Liens securing Indebtedness permitted under Section 8.7(c); provided, that no such Lien shall extend to or cover other Property of the Borrower or any Subsidiary other than the securities and other financial instruments being financed by such Indebtedness;

(i) Liens securing Indebtedness permitted under Section 8.7(e); provided, that no such Lien shall attach to the Collateral;

(j) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole; and

(k) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) of a commodity or securities intermediary attaching to commodity or securities trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off); and

(l) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business.

Section 8.9. Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any Subsidiary to, make or retain any investment (whether through the purchase of stock, obligations or otherwise) in or make any loan or advance to, any other Person or acquire substantially as an entirety the Property or business of any other Person, other than investments and acquisitions permitted by the Borrower’s or such Subsidiary’s Organizational Documents and by the Regulatory Authorities so long as no Default or Event of Default has occurred and is continuing or would result therefrom.

Section 8.10. Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a) the sale of securities or other financial instruments in the ordinary course of business;

(b) the sale, transfer, or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiaries, has become uneconomical, obsolete, or worn out, or which is surplus property or which is no longer necessary for the proper conduct of the Borrower’s or such Subsidiary’s business and which is disposed of in the ordinary course of business;

(c) the merger of any Person into the Borrower, provided the Borrower is the surviving entity and no Change of Control results from the merger;

(d) the merger of any Person (other than the Borrower) into any Subsidiary;

(e) the sale, transfer or other disposition of Property by any Subsidiary to the Borrower or any other Subsidiary;

(f) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction); and

(g) any other sale, transfer or other disposition of Property of the Borrower aggregating for not more than $5,000,000 during any fiscal year of the Borrower, provided that (i) each such sale, transfer or other disposition shall be made for fair value, (ii) no Default or Event of Default exists or would result from such sale, transfer or other disposition, and (iii) after giving pro forma effect to such sale, transfer or other disposition, the Borrower is in compliance with Section 8.20.

Section 8.11. Dividends and Certain Other Restricted Payments. (a) The Borrower shall not, nor shall it permit any Subsidiary to, (i) declare or pay any dividends on or make any other distributions in respect of any class or series of its member’s interests or other equity interests or (ii) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its equity interests or any warrants, options or similar instruments to acquire the same; provided, however, that the foregoing shall not operate to prevent (A) the making of dividends or distributions by any Wholly-Owned Subsidiary to the Borrower, and (B) the making of any dividends and distributions by the Borrower so long as (1) such distribution or dividend is permitted under all rules and regulations applicable to the Borrower, (2) both before and after giving effect thereto, no Default or Event of Default shall exist, and (3) the Borrower is in compliance with Section 7.20 hereof after giving effect to such dividend or distribution.

(b) The Borrower shall not permit any member of the Borrower to withdraw any capital from the Borrower without giving the Bank not less than 10 days prior notice thereof and receiving the Bank’s prior approval of such withdrawal; provided that no such notice or approval shall be required if at the time of such withdrawal, no Default or Event of Default shall have occurred and be continuing or would result from such withdrawal.

Section 8.12. ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws; (b) cause each Plan which is qualified under section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to the Pension Funding Rules.

Section 8.13. Compliance with Laws; OFAC; Anti-Corruption Laws. (a) The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, except where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b) The Borrower shall at all times comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to the Borrower and shall cause each of its Subsidiaries to comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to such Persons.

(c) The Borrower shall provide the Bank any information regarding the Borrower and each of is owners, Affiliates, and Subsidiaries necessary for the Bank to comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them.

(d) The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti Money-Laundering Laws and Sanctions

Section 8.14. Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.15. No Changes in Fiscal Year. The fiscal year of the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 8.16. Settlement Account. The Borrower shall at all times maintain the Settlement Account with the Bank and the Bank shall at all times be designated with DTC and NSCC as the Borrower’s settlement bank. The Borrower shall promptly remit all assets of the Borrower’s customers from the Settlement Account into another account not subject to the Bank’s Lien granted hereunder.

Section 8.17. Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the date the conditions set forth in Section 7.2 hereof have been satisfied or waived by the Bank in accordance with this Agreement, and any Subsidiary acquired or formed after the date hereof shall be in the same or similar line of business as the Borrower is engaged in as of the date hereof.

Section 8.18. Use of Proceeds. (a) The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof. None of the proceeds from the Loans shall be used to make any Adequate Assurance Deposit.

Section 8.19. No Restrictions. Except as provided herein or in any other agreement between the Borrower and the Bank, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, or (e) guarantee the Obligations, and/or grant Liens on its assets to the Bank as required by the Loan Documents.

Section 8.20. Financial Covenants. (a) Minimum Total Regulatory Capital. The Borrower shall at all times maintain its Total Regulatory Capital of not less than $45,000,000.

(b) Minimum Excess Net Capital. The Borrower shall, at all times, maintain Excess Net Capital of not less than $20,000,000.

(c) Maximum Total Assets to Total Regulatory Capital Ratio. The Borrower shall, at all times, maintain a Total Assets to Total Regulatory Capital Ratio of not more than 5.0 to 1.0.

(d) Minimum Liquidity Ratio. The Borrower shall, at all times, maintain a Liquidity Ratio of not less than 1.0 to 1.0

Section 8.21. Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, or (b) any transaction permitted by Section 8.10 above.

Section 9. Events of Default and Remedies.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of the principal of or interest on any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other Obligation payable hereunder or under any other Loan Document, or (ii) default in the payment when due of any other indebtedness or obligation (whether direct, contingent or otherwise) of the Borrower owing to the Bank; or

(b) default in the observance or performance of any covenant set forth in Section 8.4, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.14, 8.15, 8.16, 8.17, 8.18, 8.19, 8.20 or 8.21 hereof; or of any provision hereunder or under any other Loan Document dealing with the use or remittance of proceeds of Collateral; or

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Bank; or

(d) any representation or warranty made by the Parent, the Borrower or any Subsidiary herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

(e) (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or (ii) the Parent or any Subsidiary takes any action for the purpose of terminating repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder, or (iii) any Loan Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Bank in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or (iv) the Borrower makes any payment on account of any Subordinated Debt which is prohibited under the terms of any instrument subordinating such Subordinated Debt to any Obligations owed to the Bank, or any subordination provision in any document or instrument (including, without limitation, any intercreditor or subordination agreement) relating to any Subordinated Debt shall cease to be in full force and effect, or any Person (including the holder of any Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision;

(f) default shall occur under any Indebtedness issued, assumed or guaranteed by the Parent, the Borrower or any Subsidiary aggregating more than the Threshold Amount, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

(g) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of the Threshold Amount shall be entered or filed against the Parent, the Borrower or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or

(h) an ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Parent, the Borrower or any Subsidiary under Title IV of ERISA to the Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, (ii) the existence of any Lien under Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA on any assets of the Parent or the Borrower, or (iii) the Parent, the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(i) dissolution or termination of the existence of the Parent or the Borrower, or any Change of Control shall occur; or

(j) the Parent, the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent, the Borrower or any Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Parent, the Borrower or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or

(l) the SIPC shall have applied or shall have announced its intention to apply for a decree adjudicating that customers of the Borrower are in need of protection under SIPA; or

(m) the Borrower shall fail to comply with the capital requirements of the SEC for a period of more than five (5) Business Days;

(n) the Parent shall create, incur or permit to exist any Lien on the membership and other equity interest of the Borrower.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 with respect to the Borrower) has occurred and is continuing, the Bank may, by notice to the Borrower, take one or more of the following actions:

(a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

(b) declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

(c) enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsection (j) or (k) of Section 9.1 with respect to the Borrower has occurred and is continuing, then the Note, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.

Section 10. Miscellaneous.

Section 10.1. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank or on the part of the holder of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holder of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.3. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and the Borrower. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 10.4. Costs and Expenses; Indemnification. (a)  The Borrower agrees to pay on demand the costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the recording or filing of any of the foregoing, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of counsel for the Bank with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Borrower further agrees to pay to the Bank or any other holder of the Obligations all costs and expenses (including court costs and reasonable attorneys’ fees), if any, incurred or paid by the Bank or any other holder of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder (including, without limitation, all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any guarantor). The Borrower further agrees to indemnify the Bank, and any security trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Borrower, upon demand by the Bank at any time, shall reimburse the Bank for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is due to the gross negligence or willful misconduct of the party to be indemnified as determined by a court of competent jurisdiction by a final and nonappealable judgment. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b) The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Bank for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any mortgage, deed of trust, security agreement or any other instrument or document evidencing or securing any indebtedness, obligations, or liabilities of the Borrower or any Subsidiary owing to the Bank or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the Bank’s willful misconduct or gross negligence. This indemnification shall survive the payment and satisfaction of all Obligations owing to the Bank and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of Bank and its directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

Section 10.5. Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 10.6. Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 10.7. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans, including, but not limited to, Section 2.3 hereof, shall survive the termination of this Agreement and the payment of the Note.

Section 10.8. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

to the Borrower: Muriel Siebert & Co., LLC 653 Collins Avenue Miami Beach, Florida 33139 Attention: CFO Telephone: 310-432-2192 E-mail: mcolombino@siebert.com	to the Bank: BMO Bank N.A. 320 South Canal Street Chicago, Illinois 60606 Attention: Futures and Securities Telephone: (312) 461-2491 E-mail: krupa.tantuwaya@bmo.com

Each such notice, request or other communication shall be effective (i) if given by telecopier or electronic mail, when such telecopy or electronic mail is transmitted to the telecopier number or email address specified in this Section and a confirmation of such telecopy or email has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 or Section 2 hereof (including any Notice of Borrowing that is given by electronic mail) shall be effective only upon receipt.

Section 10.9. Construction. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any of the other Loan Documents, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the other Loan Documents.

Section 10.10. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

Section 10.11. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.12. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Agreement by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.

Section 10.13. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Borrower may not assign its rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. This Agreement and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

Section 10.14. Submission to Jurisdiction; Waiver of Jury Trial. Each party hereby submits to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower and the Bank hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

Section 10.15. USA Patriot Act. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.

Section 10.16. Confidentiality. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (f) with the prior written consent of the Borrower, (g) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Bank on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (h) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or the Commitment, or (i) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Bank on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries.

[Signature Page Follows]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

Muriel Siebert & Co., LLC

By:	/s/ Michael J. Colombino
	Name:	Michael J. Colombino
	Title:	Chief Financial Officer

“Bank”

BMO Bank N.A.

By:	/s/ Krupa Tantuwaya
	Name:	Krupa Tantuwaya
	Title:	Managing Director

Signature Page to Credit Agreement (Muriel Siebert)

Exhibit A

Revolving Note

Chicago, Illinois

$20,000,000	November [__], 2024

On the Termination Date, for value received, the undersigned, Muriel Siebert & Co., LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of BMO Bank N.A. (the “Bank”) at its office at 320 South Canal Street, Chicago, Illinois, the principal sum of (i) Twenty Million and no/100 Dollars ($20,000,000), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Borrower to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

This Note evidences Loans made and to be made to the Borrower by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of November 22, 2024, as amended, between the Borrower and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrower hereby promises to pay interest at the office described above on such Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

This Note is issued by the Borrower under the terms and provisions of the Credit Agreement and is secured by, among other things, the Loan Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

The Borrower hereby promises to pay all costs and expenses (including reasonable attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrower hereby waives presentment for payment and demand. This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

Exhibit A-1

Muriel Siebert & Co., LLC

By:
	Name:	Michael J. Colombino
	Title:	Chief Financial Officer

Exhibit A-2

Exhibit B

Muriel Siebert & Co., LLC
Compliance Certificate

To: BMO Bank N.A.

This Compliance Certificate is furnished to BMO Bank N.A. (the “Bank”) pursuant to that certain Credit Agreement dated as of November 22, 2024, as amended, between Muriel Siebert & Co., LLC and the Bank (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies that:

1 I am the duly elected Chief Financial Officer of the Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and

5. The Attachment hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Exhibit B-1

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

______________________________________________________________________

______________________________________________________________________

______________________________________________________________________

______________________________________________________________________

The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________, ___.

Muriel Siebert & Co., LLC

By:
Name:
Title:

Exhibit B-2

Attachment to Compliance Certificate
Muriel Siebert & Co., LLC

Compliance Calculations for Credit Agreement

Dated as of November 22, 2024

Calculations as of _____________, ___

A. Minimum Total Regulatory Capital (Section 8.20(a))

1. Total Regulatory Capital	$___________
2. Line A1 shall not be less than	$45,000,000
3. The Borrower is in compliance (circle yes or no)	yes/no

B. Minimum Excess Net Capital (Section 8.20(b))

1. Excess Net Capital	$___________
2. Line B1 shall not be less than	$20,000,000
3. The Borrower is in compliance (circle yes or no)	yes/no

C. Maximum Total Assets to Regulatory Capital Ratio (Section 8.20(c))

1. Total Assets	$___________
2. Segregated Cash	$___________
3. Matched repurchase agreements and securities lending trades	$___________
4. Line C1 minus Line C2 minus Line C3	$___________
5. Total Regulatory Capital	$___________
6. Line C4 divided by Line C5	___ to __
7. Line C6 shall not exceed	5.0 to 1.0
8. The Borrower is in compliance (circle yes or no)	yes/no

D. Minimum Liquidity Ratio (Section 7.21(d))

1. Unencumbered marketable securities (determined after taking into account prudent and customary financing haircuts as reasonably determined by the Bank) (exclusive of any securities on deposit in a Customer Reserve Bank Account or a PAB Reserve Bank Account, as those terms are defined in Exchange Act rule 15c3-3)	$___________
2. Unencumbered cash (exclusive of any cash on deposit in a Customer Reserve Bank Account or a PAB Reserve Bank Account, as those terms are defined in Exchange Act rule 15c3-3 unless such cash on deposit is available to satisfy any obligation of the Borrower)	$___________
3. Eligible NSCC Margin Deposits (solely to the extent of the lesser of (x) the amount, if any, by which the Borrowing Base at such time exceeds the aggregate outstanding amount of Loans and (y) an amount equal to the Commitment minus the aggregate outstanding amount of Loans)	$___________
4. Sum of Lines D1 plus D2 plus D3	$___________
5. Unsecured Indebtedness (other than the Loans and Subordinated Debt, and exclusive of any credit balances carried for the account of any customer, broker or dealer)	$___________
6. Ratio of Line D4 to line D5	___ to ___
7. Line D6 ratio shall not be less than	1.0 to 1.0
8. The Borrower is in compliance (circle yes or no)	yes / no

Exhibit B-3

Exhibit C

Notice of Borrowing

Muriel Siebert & Co., LLC

Form of Borrowing Notice

_________________, _____

BMO Bank N.A.
320 South Canal Street

Chicago, Illinois 60606

Attention: Terri Mikula

Fax: (312) 293-4339

Phone: (312) 461-3524
E-Mail: gfs.fsclients@bmo.com

Re: Request for Loan

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 22, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), between Muriel Siebert & Co., LLC (the “Borrower”), and BMO Bank N.A., a national banking association (the “Bank”). The Borrower hereby gives you notice irrevocably, pursuant to Section 1.3 of the Credit Agreement as specified below:

1. The Business Day of the proposed borrowing is ___________, ____.

2. The aggregate amount of the proposed borrowing is $______________.

3. Number of Zero Loan Days during the current month: ______________. [Number of Zero Loan Days during any calendar month cannot be less than 8].

4. The proceeds of the proposed borrowing shall be used to fund [margin deposits with the NSCC] /or [customer withdrawals from the Reserve Account]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) each of the representations and warranties set forth in the Credit Agreement and in the other Loan Documents is true and correct as of the date of the proposed borrowing, except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date;

Exhibit C-1

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed borrowing;

(c) after giving effect to such proposed borrowing, the aggregate principal amount of all Loans outstanding does not exceed the Commitment;

(d) after giving effect to such proposed borrowing, the aggregate principal amount of the Loans outstanding does not exceed the Borrowing Base; and

(e) Annex 1 attached hereto sets forth data and computations evidencing the Borrowing Base, and all of such data and computations are true, correct and complete and have been made in accordance with the relevant sections of the Credit Agreement.

Very truly yours,

Muriel Siebert & Co., LLC

By:
Name:
Title:

Exhibit C-2

Annex 1

Borrowing Base – Reserve Account
(1)	Amount in Reserve Account as of __________ (the “Reserve Calculation Date”)	$___________________
(2)	Requested customer withdrawals since the Reserve Calculation Date	$___________________
(3)	Deposits required to be made in the Reserve Account since the Reserve Calculation Date	$___________________
(4)	Line (2) minus Line (3) (to the extent positive)	$___________________
(5)	Line (4) multiplied by 100%	$___________________

Borrowing Base – NSCC Margin Deposits
(a)	Previous month 10th lowest NSCC Margin Deposits	$___________________
(b)	Current Eligible NSCC Margin Deposits	$___________________
(c)	Line (b) minus Line (a)	$___________________
(d)	Line (c) multiplied by 80% (to the extent positive)	$___________________

A	Line (5) plus Line (d)	$___________________
B	Commitment	$20,000,000
C	Lesser of Line (A) or Line (B)	$___________________
D	Outstanding Loans	$___________________
E	Availability (Line (C) minus Line (D))	$___________________

Exhibit D

Muriel Siebert & Co., LLC

Certificate Re: Eligible NSCC Margin Deposits

To: BMO Bank N.A.

Pursuant to Section 7.5(d) of the Credit Agreement, dated as of November 22, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), between Muriel Siebert & Co., LLC, a Delaware limited liability company (the “Borrower”), and BMO Bank N.A., a national banking association (the “Bank”), the undersigned hereby certifies that the Eligible NSCC Margin Deposits in effect for each Business Day in the most recently ended calendar month were as described on the schedule attached hereto.

In Witness Whereof, the undersigned has hereunto set my name as of the date set forth below.

Muriel Siebert & Co., LLC

By:
Name:
Title:

Date: __________, 202___

Exhibit D-1

Schedule D

Eligible NSCC Margin Deposits

Date of Business Day	Eligible NSCC Margin Deposits
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
$____________
10th Lowest Eligible NSCC Margin Deposits during the calendar month	$____________

Schedule 6.2

Subsidiaries

None